CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-2 of our report dated February 21, 2013, relating to the financial statements and financial highlights, which appear in the December 31, 2012 Annual Report to Stockholders of Tri-Continental Corporation, which are also incorporated by reference into the Registration Statement, and to the use of our report dated February 21, 2013 relating to the “Senior Securities—$2.50 Cumulative Preferred Stock” schedule included therein. We also consent to the references to us under the headings “Financial Highlights”, “Financial Statements” and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Minneapolis, Minnesota

April 8, 2013